Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in the foregoing Form S-1 Regulation Statement of our report June 24, 2025, relating to our audit the financial statements of Laser Photonics Corp as of December 31, 2024 and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
October 14, 2025